Exhibit 5.1

Mayer Brown LLP
71 South Wacker Drive
Chicago, Illinois 60606-4637
Main Tel (312) 782-0600
Main Fax (312) 701-7711
www.mayerbrown.com

May 12, 2011

OCZ Technology Group, Inc.
6373 San Ignacio Avenue
San Jose, California  95119

Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to OCZ Technology Group, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933 on a registration statement on Form S-3 (the “Registration Statement”) of 4,160,630 outstanding shares of common stock, $0.0025 par value, of the Company (the “Shares”) for resale by the selling stockholders identified therein.  In connection therewith, we have examined such documents and instruments as we have deemed necessary for the purposes of this opinion.

Based upon the foregoing, we are of the opinion that the Shares are legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to us under the heading “Legal Matters” in the Prospectus included in the Registration Statement.

Sincerely,

/s/ Mayer Brown LLP

Mayer Brown LLP